Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

COMPANY CONTACT: James M. Froisland Senior Vice President, Chief Financial Officer, Chief Information Officer and Corporate Secretary 847-718-8020	MEDIA CONTACT: Katie Wood Znameroski Edelman 312-240-2827

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 14, 2008

Material Sciences Announces Fourth Quarter and Fiscal 2008 Results

•	Fiscal 2008 Net Sales Declined 10.4 Percent Due to Continued Weakness in Automotive and Building Industries

•	Received Commitments for Six New Quiet Steel® Applications From Non-American Automakers During the Fiscal Year

•	Recorded Fiscal 2008 Net Loss of $6.0 Million, Equal to Loss of $0.42 per Diluted Share, vs. Net Income of $6.1 Million in Fiscal 2007, Equal to Income of $0.42 per Diluted Share

•	Restated Fiscal 2008 Quarterly Results to Reflect $1.7 Million Currency Gain

ELK GROVE VILLAGE, IL, May 14, 2008 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, today reported results for the fourth quarter and year ended February 29, 2008.

Net sales for fiscal 2008 were $235.2 million, a decline of 10.4 percent from $262.6 million in fiscal 2007. The company recorded a loss from continuing operations of $6.0 million, or $0.42 per diluted common share, compared with income of $6.1 million, or $0.42 per diluted common share, in the prior year.

“Persistent weakness in the automotive and building industries significantly impacted our financial results in fiscal 2008,” said Clifford D. Nastas, chief executive officer for Material Sciences. “We expect that the weakness in these segments will continue through fiscal 2009, if not longer.

“Despite these significant market challenges, we achieved a number of important milestones in transforming MSC into a more efficient and diversified global provider of acoustical and coated metal solutions. In fiscal 2008, we completed our first sales to Japanese and Korean automakers selling Quiet Steel® into six new applications; commercialized several innovative products outside the automotive industry; continued to expand our global reach by opening three new offices in Asia; and again posted double-digit growth in European brake sales, which partially offset weakness in North America,” Nastas said.

Fiscal 2008 Review

Sales of acoustical materials, which are primarily to automotive manufacturers, decreased 13.1 percent to $113.4 million in fiscal 2008 from $130.5 million in fiscal 2007. While the Company launched many new acoustical programs in fiscal 2008, the volume associated with these programs was not sufficient to offset the decline in automotive production.

Sales of coated materials, which are mainly to appliance, building products and automotive customers, decreased 7.8 percent to $121.8 million in fiscal 2007 from $132.2 million in fiscal 2007. The change was mainly due to a decrease in appliance and electro-galvanized sales, which was partially offset by increased furniture and fixtures and gas tank sales. Appliance sales declined primarily due to extreme softness in new home construction. Gas tank sales increased due to higher sales volume and the pass-through of higher raw material costs in the product pricing.

As a result of the decline in sales, particularly the decrease in sales of higher margin acoustical products, gross profit in fiscal 2008 decreased to $24.9 million from $41.7 million in the prior year. Gross margin declined to 10.6 percent in fiscal 2008 compared with 15.9 percent in fiscal 2007, as improvements in overhead spending, quality costs, fees from the operating agreement with our partner in Korea, Hae Won, and other one-time fees were insufficient to negate the effect of lower sales on profit margins.

Selling, general and administrative expenses were $36.3 million in fiscal 2008 compared with $33.7 million in the prior year, primarily due to investment in personnel; an increase in depreciation expense for the company’s Application Research Center and a new ERP system; increased travel to support the company’s international expansion and increased bad debt expense versus fiscal 2007.

Currency Gain, Other Income and Goodwill Impairment

In fiscal 2008, the Company identified an error in the recognition of foreign currency gains related to intercompany debt. The Company had not recognized in earnings the foreign currency effect of the intercompany debt, owed by its European subsidiary, when the subsidiary began repaying the debt. The debt was previously considered a permanent investment by the company in its subsidiary and the foreign currency translation effect of this dollar-denominated debt was recorded as a component of Other Comprehensive Income. As a result of the repayments made during fiscal 2008, the intercompany debt was no longer considered permanent and the related foreign currency gains were recorded as Other Income in the Statement of Operations.

In total, MSC recognized $1.7 million of foreign currency gain for fiscal 2008, due to this change. As a result, MSC will restate the first three fiscal quarters of 2008 and will present the effects of the restatement on the fiscal quarters of 2008 in Note 17, Selected Quarterly Results of Operations (Unaudited), in the company’s Form 10-K.

The company’s Total Other Income for fiscal 2008 was $2.7 million compared with $1.0 million in fiscal 2007. The increase was due to the currency gain described above and an increase in income from the joint venture with Tekno S.A. in Brazil compared with fiscal 2007.

The company performed its annual impairment test of goodwill in the fourth quarter. Due to the deterioration in its operating results and stock price in the fourth quarter of fiscal 2008, the company determined that its goodwill was impaired. As a result, it recorded an impairment charge of $1.3 million, eliminating the goodwill balance at year end.

Fourth Quarter Results

For the three months ended February 29, 2008, net sales declined 9.5 percent to $53.3 million from $58.9 million in the fourth quarter of fiscal 2007. The decrease in sales is due to the persistent declines in production at North American automotive manufacturers as well as the slowdown in the construction market. Acoustical sales were $24.2 million, a decline of 18.2 percent from $29.6 million in sales in the fourth quarter of fiscal 2007. Coated sales were nearly flat at $29.1 million in the fourth quarter of 2008 versus $29.3 million in last year’s quarter.

Gross profit declined by 83.3 percent to $1.3 million during the quarter from $7.9 million in the fourth quarter of 2007, driven primarily by the decreased sales in higher margin acoustical sales and absence of the favorable claim settlements of $2.8 million in the fourth quarter of 2007.

The company recorded a loss from continuing operations of $5.1 million for the fourth quarter, equal to $0.36 per diluted share, compared to net income of $1.3 million, equal to $0.09 per diluted common share, in the prior year.

Conference Call

Material Sciences will host a conference call to review its fourth quarter and full-year fiscal 2008 results on Wednesday, May 14, 2008, at 9:00 a.m. CT. Clifford D. Nastas, chief executive officer, and James M. Froisland, senior vice president, chief financial officer, chief information officer and corporate secretary, will discuss the company’s recent financial performance and respond to questions from the financial community.

The company invites interested investors to listen to the presentation, which will be carried live on the Internet at the company’s Web site: http://www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the Web site several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

This news release contains forward-looking statements that are based on current expectations, forecasts and assumptions. MSC cautions the reader that the following factors could cause its actual outcomes and results to differ materially from those stated or implied in the forward-looking statements: impact of changes in the overall economy; changes in the business environment, including the transportation, building and construction, electronics and durable goods industries; competitive factors, including domestic and foreign competition for both acoustical and coated applications as well as changes in industry capacity; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations (including the ruling under Section 201 of the Trade Act of 1974); the stability of governments and business conditions inside and outside of the U.S., which may affect a successful penetration of the Company’s products; acceptance of brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe; the continued successful operation of the Application Research Center in Michigan and the Application Development Center in Europe; increases in the prices of raw and other material inputs used by the Company, as well as availability; the loss, or changes in the operations, financial condition or results of operations, of one or more of the Company’s significant customers; our ability to retain key personnel; overcapacity in the coil coating industry; shifts in the supply model for our products; the impact of future warranty expenses; environmental risks, costs, recoveries and penalties associated with the Company’s past and present manufacturing operations; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2007, filed with the Securities and Exchange Commission on May 11, 2007 and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended February 28 or 29,		Twelve Months Ended February 28 or 29,
(In thousands, except per share data)	2008	2007	2008	2007
Net Sales	$53,315	$58,897	$235,220	$262,627
Cost of Sales	52,002	51,046	210,278	220,901

Gross Profit	1,313	7,851	24,942	41,726
Selling, General and Administrative Expenses	9,037	7,924	36,314	33,669
Restructuring Expenses	1,319	—	1,319	592

Income (Loss) from Operations	(9,043)	(73)	(12,691)	7,465

Other (Income) and Expense:
Interest (Income) Expense, Net	(114)	(219)	(421)	(728)
Equity in Results of Joint Venture	(73)	(52)	(330)	(145)
Foreign Currency Transaction Gain	(209)	—	(1,741)	—
Other, Net	(40)	2	(163)	(97)

Total Other Income, Net	(436)	(269)	(2,655)	(970)

Income (Loss) from Continuing Operations Before Provision (Benefit) for Income Taxes	(8,607)	196	(10,036)	8,435
Provision (Benefit) for Income Taxes	(3,469)	(1,131)	(4,046)	2,311

Income (Loss) from Continuing Operations	(5,138)	1,327	(5,990)	6,124

Net Income (Loss)	$(5,138)	$1,327	$(5,990)	$6,124

Basic Net Income (Loss) Per Share	$(0.36)	$0.09	$(0.42)	$0.42

Diluted Net Income (Loss) Per Share	$(0.36)	$0.09	$(0.42)	$0.42

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income (Loss) Per Share	14,169	14,531	14,358	14,616
Dilutive Shares	—	7	—	6

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	14,169	14,538	14,358	14,622

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands)	February 29, 2008	February 28, 2007
Assets:
Current Assets:
Cash and Cash Equivalents	$7,913	$11,667
Short Term Investment	5,834	—
Receivables, Less Reserves of $3,708 and $4,020, Respectively	28,547	48,121
Income Taxes Receivable	3,316	1,665
Prepaid Expenses	744	1,168
Inventories	31,811	42,174
Deferred Income Taxes	3,754	2,204
Assets Held For Sale	3,882	—

Total Current Assets	85,801	106,999

Property, Plant and Equipment	213,842	245,570
Accumulated Depreciation and Amortization	(146,566)	(170,666)

Net Property, Plant and Equipment	67,276	74,904

Other Assets:
Investment in Joint Venture	3,094	2,363
Goodwill	—	1,319
Deferred Income Taxes	6,811	1,592
Other	232	192

Total Other Assets	10,137	5,466

Total Assets	$163,214	$187,369

Liabilities:
Current Liabilities:
Accounts Payable	$22,319	$39,251
Accrued Payroll Related Expenses	4,691	5,414
Accrued Expenses	7,338	7,114
Current Liabilities of Discontinued Operation - Pinole Point Steel	—	66

Total Current Liabilities	34,348	51,845

Long-Term Liabilities:
Other	14,189	9,191

Total Long-Term Liabilities	14,189	9,191

Commitments and Contingencies

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	381	381
Additional Paid-In Capital	79,491	79,171
Treasury Stock at Cost	(52,978)	(48,757)
Retained Earnings	88,173	94,255
Accumulated Other Comprehensive Income	(390)	1,283

Total Shareowners’ Equity	114,677	126,333

Total Liabilities and Shareowners’ Equity	$163,214	$187,369

Material Sciences Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended February 28 or 29,
(In thousands)	2008	2007
Cash Flows From:
Operating Activities:
Net Income (Loss)	$(5,990)	$6,124
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	11,414	10,919
Provision for Deferred Income Taxes	(253)	36
Compensatory Effect of Stock Plans	133	94
Loss on Disposal of Asset	50	114
Foreign Currency Transaction Gain	(1,741)	—
Other, Net	990	(145)
Changes in Assets and Liabilities:
Receivables	19,938	(11,493)
Income Taxes Receivable	(5,610)	671
Prepaid Expenses	435	74
Inventories	10,654	(1,890)
Accounts Payable	(17,469)	10,854
Accrued Expenses	580	1,052
Other, Net	(224)	(1,259)

Net Cash Provided by Continuing Operations	12,907	15,151
Net Cash Provided by (Used in) Discontinued Operations	—	(613)

Net Cash Provided by Operating Activities	12,907	14,538

Investing Activities:
Capital Expenditures	(6,694)	(14,707)
Purchases of Short-term investment	(131,500)	—
Proceeds from Short-term investment sold	125,525	—

Net Cash Used in Investing Activities	(12,669)	(14,707)

Financing Activities:
Purchases of Treasury Stock	(4,221)	(2,229)
Issuance of Common Stock	157	424
Excess Tax Benefits from Stock Compensation	30	83

Net Cash Used in Financing Activities	(4,034)	(1,722)

Effect of Exchange Rate Changes on Cash	42	(42)

Net Decrease in Cash	(3,754)	(1,933)
Cash and Cash Equivalents at Beginning of Period	11,667	13,600

Cash and Cash Equivalents at End of Period	$7,913	$11,667